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THE PNC FINANCIAL SERVICES GROUP, INC.                             EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

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
                                                                                      Year ended December 31
                                                Three months ended     -----------------------------------------------------------
Dollars in millions                                 March 31, 2001        2000        1999        1998        1997        1996
-------------------------------------------------------------------    --------    --------    --------     -------    --------
EARNINGS
Income from continuing operations before taxes                $400      $1,848      $1,788      $1,651      $1,595      $1,526
Fixed charges excluding interest on deposits                   251       1,033         980       1,159       1,080       1,014
                                                          ---------    --------    --------    --------     -------    --------
    Subtotal                                                   651       2,881       2,768       2,810       2,675       2,540
Interest on deposits                                           397       1,653       1,369       1,471       1,457       1,428
                                                          ---------    --------    --------    --------    --------    --------
    Total                                                   $1,048      $4,534      $4,137      $4,281      $4,132      $3,968
                                                          =========    ========    ========    ========    ========    ========

FIXED CHARGES
Interest on borrowed funds                                    $221        $915        $870      $1,065      $1,010        $985
Interest component of rentals                                   13          50          44          33          26          27
Amortization of notes and debentures                                         1           1           1           1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                              17          67          65          60          43           1
                                                          ---------    --------    --------    --------    --------    --------
Subtotal                                                       251       1,033         980       1,159       1,080       1,014
Interest on deposits                                           397       1,653       1,369       1,471       1,457       1,428
                                                          ---------    --------    --------    --------    --------    --------
Total                                                         $648      $2,686      $2,349      $2,630      $2,537      $2,442
                                                          =========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                2.59 x      2.79 x      2.82 x      2.42 x     2.48 x       2.50 x
Including interest on deposits                                1.62        1.69        1.76        1.63       1.63         1.62
==================================================================================================================================
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